Option Number # ________

BACTERIN INTERNATIONAL EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

This Agreement between Bacterin International Holdings, Inc. (the “Plan Sponsor”) and _________________________ (the “Option Holder”) shall be effective as of the Grant Date. The Plan Sponsor and Option Holder agree as follows:

1.	Grant of Option. Option Holder is hereby granted a Nonqualified Stock Option (the "Option") to purchase Stock of the Plan Sponsor pursuant to the Amended and Restated Bacterin International Equity Incentive Plan (the "Plan"). The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The Option and this Agreement are subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect. Any terms which are used in this Agreement without being defined and which are defined in the Plan shall have the meaning specified in the Plan.

2.	Date of Grant. The date of the grant of the Option is _______________, which was the third trading day following the Company’s ___ quarter 201__ earnings release (the “Grant Date”).

3.	Number and Price of Shares. The number of shares as to which the Option is granted is __________________ (________). The purchase price per share is $______, which was the closing price on the trading day preceding the grant date.

4.	Vesting. The Option granted hereby shall become vested in and exercisable by Option Holder as set forth in the following schedule:

Number of Shares
Date	Which Become Exercisable

In order to be eligible to exercise the Option in accordance with the vesting schedule, the Option Holder must have been continuously employed by the Company from the Grant Date of the Option until the date specified in the vesting schedule.

Acceleration of Exercisability. Upon a Change in Control of the Plan Sponsor, then (i) the entire Option shall immediately be 100% vested without regard to the schedule contained in this Option Agreement and (ii) the entire Option shall become immediately exercisable in full during its remaining term. The Option Holder may exercise the Option at any time immediately after or concurrently with the Change in Control regardless of whether all conditions of exercise have been satisfied.

5.	Legends. Certificates representing Stock acquired upon exercise of this Option may contain such legends and transfer restrictions as the Plan Sponsor shall deem reasonably necessary or desirable, including, without limitation, legends restricting transfer of the Stock until there has been compliance with federal and state securities laws.

Stock Option Agreement with ______________	DATE: ___________________

Option Number # ________

6.	Receipt of Plan. By entering into this Agreement, Option Holder acknowledges (i) that he or she has received and read a copy of the Plan and (ii) that this Agreement is subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect. By entering into this Agreement, Option Holder further acknowledges that all grants of Options are determined by the Committee in its sole discretion and that nothing contained in the Plan or in any grant under the Plan shall confer a right or entitlement to receive any further grants in the future.

IN WITNESS WHEREOF, the Plan Sponsor, by a duly authorized officer of the Plan Sponsor, and Option Holder have executed this Agreement, effective as of the date of grant.

BACTERIN INTERNATIONAL HOLDINGS, INC.
Plan Sponsor

By:

Title:

Date:

OPTION HOLDER

By:

Date:

Address:

Stock Option Agreement with ______________	DATE: ___________________